AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

7% SERIES B CONVERTIBLE PREFERRED STOCK

PREMIER ALLIANCE GROUP, INC.

Pursuant to Chapter 78.1955 of the Nevada Revised Statutes

Premier Alliance Group, Inc., a Nevada corporation (the “Company”), hereby certifies that (i) solely to cure an ambiguity in the original 7% Series B Convertible Preferred Stock Certificate of Designation (“Original Certificate of Designation”), and (ii) pursuant to the authority expressly vested in the Board of Directors of the Company by the Articles of Incorporation (the “Articles of Incorporation”) and the Original Certificate of Designation, the Board of Directors has duly adopted the following resolutions.

RESOLVED, that, pursuant to Article III of the Articles of Incorporation (which authorizes 5,000,000 shares of preferred stock, $.001 par value per share, and Section 8 of the Original Certificate of Designation, the Board of Directors hereby amends and restates the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of the Preferred Stock to be designated the 7% Series B Convertible Preferred Stock.

RESOLVED, that each share of such series of the Series B Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. Number and Designation.  2,000,000 shares of the Preferred Stock of the Company shall be designated as 7% Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

2. Rank.  The Series B Preferred Stock shall rank, with respect to rights on liquidation, dissolution and winding up, (i) senior to all classes of the Company’s common stock, $.001 par value per share (“Common Stock”), and to each other class of capital stock of the Company or series of Preferred Stock of the Company, other than the Company’s outstanding Series A Preferred Stock, established hereafter by the Board of Directors of the Company, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series B Preferred Stock as to rights on liquidation, dissolution and winding up of the Company, (the securities in this clause (i) collectively referred to as “Junior Securities”); (ii) on a parity with each other class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to rights on liquidation, dissolution and winding up of the Company (the securities in this clause (ii) collectively referred to as “Parity Securities”); and (iii) junior to each other class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to rights on liquidation, dissolution and winding up of the Company (the securities in this clause (iii) collectively referred to as “Senior Securities”).  The respective definitions of Junior Securities, Parity Securities and Senior Securities also shall include any rights or options exercisable for or convertible into any of the Junior Securities, Parity Securities and Senior Securities, as the case may be.

3. Dividends.

(a) Dividend Periods.  Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series B Preferred Stock with respect to dividends, each holder of Series B Preferred Stock is entitled to receive out of funds legally available for the payment of dividends, annual dividends payable in cash or stock, at the Company’s discretion, on the 15th day of January (the “Dividend Payment Date” and each such annual period being a “Dividend Period”) in an amount per share determined at the rate of 7% per annum of the Original Issue Price (as hereinafter defined).  The Original Issue Price equals $0.70 per share of Series B Preferred Stock.

(b) Computation.  Dividends paid on each Dividend Payment Date pursuant to paragraph 3(a) are payable in arrears with respect to the immediately preceding Dividend Period.  Such dividends will accrue from the date of issue whether or not in any Dividend Period or Periods there are funds of the Company legally available for the payment of such dividends.  Dividends will be computed on the actual number of days elapsed over twelve 30-day months and a 360-day year.  Holders of shares of Series B Preferred Stock are not entitled to any dividends, whether payable in cash, property or stock, in excess of dividends on the Series B Preferred Stock provided for in this paragraph 3.  No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

(c) Parity Securities.  So long as any shares of the Series B Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, will be declared or paid or set apart for payment on Parity Securities, for any period unless full dividends have been or contemporaneously are paid or a sum sufficient for such payment is set apart on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities.  When dividends are not paid in full or a sum sufficient for such payment is not set apart as aforesaid, all dividends to be paid upon shares of the Series B Preferred Stock and all dividends to be paid upon any other class or series of Parity Securities will be paid ratably in proportion to the respective amounts of dividends accrued on the Series B Preferred Stock and accrued and unpaid on such Parity Securities.

(d) Junior Securities.  So long as any shares of Series B Preferred Stock are outstanding, no dividends (other than dividends paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) will be declared or paid or set apart for payment or other distribution on Junior Securities unless in each case (i) the full dividends on all outstanding shares of the Series B Preferred Stock and any Parity Securities have been paid for all past dividend periods with respect the Series B Preferred Stock and to such Parity Securities and (ii) sufficient funds will have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred Stock and the current dividend period with respect to such Parity Securities.

4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities and after and subject to the payment in full of all amounts required to be distributed to the holders of the Senior Securities in the event of any liquidation, dissolution or winding up of the Company, the holders of each share of Series B Preferred Stock shall be entitled to receive (i) any accrued but unpaid dividends, and (ii) an amount on a per share basis equal to the amount they would have received had all shares of Series B Preferred Stock been converted into shares of Common Stock pursuant to Section 6 hereof immediately prior to such liquidation, and such holders shall not be entitled to any further payment.  If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable after payment in full of the Senior Securities shall be insufficient to pay in full the preferential amount aforesaid to the holders of the shares of Series B Preferred Stock and liquidating payments on any Parity Securities, then the assets of the Company, or the proceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock and any such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock and any such Parity Securities if all amounts payable thereon were paid in full.  Solely for the purposes of this paragraph 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding up of the Company.

(b) Subject to the rights of the holders of any Senior Securities or Parity Securities, after payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this paragraph 4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

5. Redemption Rights.                                The Series B Preferred Stock shall not be redeemable either by the holders of the Series B Preferred Stock or by the Company.

6. Conversion Rights.

(a) Conversion at the Option of the Holder.

(i) Subject to the provisions of this paragraph 6, each holder of Series B Preferred Stock shall have the right, at such holder's option, at any time or from time to time, to convert each share of Series B Preferred Stock into such number of fully paid and non-assessable shares of Common Stock that results from dividing the Original Issue Price by the Conversion Value (as hereinafter defined), subject to adjustment as provided in paragraph 6(d).  The "Conversion Value" will initially be $0.70.   The holder of any shares of Series B Preferred Stock exercising the aforesaid right to convert such shares into shares of Common Stock shall be entitled to receive, in cash, an amount equal to all declared but unpaid dividends, if any, with respect to such shares of Series B Preferred Stock up to and including the respective conversion date of the Series B Preferred Stock.

(ii)           Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock in accordance with the formula described in Section 5(a) immediately prior to the close of business on the first day that the price of the Common Stock exceeds $2.50 per share, as adjusted to reflect any stock split or similar adjustment to the Company's capitalization.

(iii)           In order for any holder to exercise the conversion option set forth in paragraph 6(a)(i) and (ii), such holder shall execute the conversion election on the reverse side of the certificate evidencing the Series B Preferred Stock being converted and shall deliver such certificate to the Company at its principal office, setting forth in the conversion election the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The conversion election shall be deemed to be effective upon receipt by the Company.  If the conversion election is received by the Company after 3:00 p.m. Eastern Time on any day, it shall be deemed to be received the next following business day (in either case, the “Effective Date”).  The Company shall, as soon as practicable, but not later than three (3) business days after the date of receipt of the conversion election, issue and deliver to the location designated by such holder, the certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as a result of such conversion.  The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Effective Date of such conversion.

(b) No Fractional Shares.  The Company shall not issue fractional shares of Common Stock upon conversion of the Series B Preferred Stock, but in lieu of fractional shares, the Company shall round up or down to the nearest whole number of shares of Common Stock to be issued.

(c) Reservation of Shares.  The Company shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to permit the conversion of the then outstanding shares of Series B Preferred Stock.  All shares of Common Stock when issued upon conversion of shares of Series B Preferred Stock shall be validly issued, fully paid and nonassessable.

(d) Adjustments.

In case the Company shall at any time after the date of issue of the Series B Preferred Stock (A) declare a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares or (D) consolidate with, or merge with or into, any other Person (“Person” as used herein means any company, limited liability company, partnership, trust, organization, association, other entity or individual), or engage in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Company), the number of shares of Common Stock and the kind and amount of stock, securities, cash or other assets issuable upon conversion of the Series B Preferred Stock in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization shall be adjusted so that the conversion of the Series B Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or securities, cash and other assets which, if the Series B Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.  Such adjustment shall be made successfully whenever any event listed above shall occur.

(i) If, at any time when any shares of Series B Preferred Stock are issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the Conversion Value shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification, or other similar event, the Conversion Value shall be proportionately increased.

(ii) If the Company shall issue during the one year period commencing on the date on which shares of Series B Preferred Stock are first issued, any Additional Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Value for the Series B Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Value in effect immediately prior to each such issuance shall forthwith be reduced to an amount equal to such lower purchase price for such Additional Stock (or in the case of options and similar securities, the sum of the consideration received for the option and the consideration to be received upon exercise of such option), or, if for no consideration, $.01.  "Additional Stock" as used herein shall mean any shares of Common Stock issued (or deemed to have been issued) or rights, warrants, options or other securities convertible into or exchangeable for Common Stock (including shares of Common Stock held in the Company's treasury) by the Company after the date hereof, other than:

(A) Series B Preferred Stock and the Cape One Financial LP Senior Secured Convertible Debenture (COF Debenture);
(B) Common Stock issued or issuable upon conversion of the Series B Preferred Stock and the COF Debenture;
(C) Common Stock issued or issuable upon the exercise of the Warrants issued to holders of Series B Preferred Stock and the COF Debenture;
(D) Common Stock issuable upon exercise of options outstanding as of the Series B Preferred Stock issuance;
(E) Any stock issued as a dividend or distribution on the Series B Preferred Stock and COF Debenture, or any event for which adjustment is made pursuant to paragraph 6(d) hereof; and
(F) Any stock issued pursuant to an acquisition or merger.

All calculations under this paragraph 6(d) shall be made to the nearest four decimal points.

(iii) If at any time as a result of the provisions of this paragraph 6(d), the holder of this Series B Preferred Stock upon subsequent conversion shall become entitled to receive any securities other than Common Stock, the number and kind of such other securities so receivable upon conversion of this Series B Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(iv) Upon the occurrence of each adjustment or readjustment pursuant to this paragraph 6(d), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Value then in effect and (C) the number of shares of Common Stock that should be received upon conversion of a share of Series B Preferred Stock.

(e) Certain Mergers.  In connection with any reorganization event in which the Common Stock is converted into or exchanged for securities of another Person or an affiliate of such Person, the Company covenants that the Person issuing such securities will be organized and existing under the laws of a jurisdiction that allows for the issuance of preferred stock and that the Series B Preferred Stock shall maintain the right to be converted into or exchanged for and shall become shares of such Person having in respect of such Person substantially the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations, or restrictions thereon that the Series B Preferred Stock had immediately prior to such transaction.

(f) Upon conversion of the shares of Series B Preferred Stock, the shares so converted will be canceled and returned to the status of authorized but un-issued shares of Preferred Stock.

7. Voting Rights.

(a) The holders of Series B Preferred Stock shall be entitled to those voting rights required by applicable law (including the right to vote as a separate class when required by law).  Each record holder of Series B Preferred Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote.

(b)           Each issued and outstanding share of Series B Preferred Stock shall be entitled to one vote if entitled to vote as a separate class and the holders of a majority of the Series B Preferred Stock entitled to vote shall bind the entire class of Series B Preferred Stock.  The Company shall give the holders of the Series B Preferred Stock at least twenty (20) days’ prior notice of any matter to be submitted to the Series B Preferred Stockholders for a vote as a separate class.

In case of a Common Stockholder Voting Event (“Common Stockholder Voting Event” means any merger, consolidation, reorganization, dissolution, liquidation, winding-up or sale or transfer of all or substantially all of the assets of the Company that requires stockholder approval under Nevada law), notice shall be given by the Company by first class mail, postage prepaid, mailed not less than twenty (20) days prior to the record date for the vote on such Common Stockholder Voting Event, to each holder of record of the shares of Series B Preferred Stock at each holder’s address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective.  Each such notice shall state: (A) the record date for the vote on the Common Stockholder Voting Event and (B) the date, place and time of the meeting at which approval of the Common Stockholder Voting Event is sought.

8. Amendments and Other Actions.  So long as shares of Series B Preferred Stock are outstanding, except as provided herein, the Company shall not, without first obtaining the approval (by vote or written consent) of the holders of a majority of the then outstanding shares of Series B Preferred Stock, alter or change the rights, preferences or privileges of the Series B Preferred Stock or any other capital stock of the Company so as to adversely affect the Series B Preferred Stock.  Notwithstanding the foregoing, and unless otherwise required by applicable law, the Company when authorized by resolutions of its Board of Directors may amend or supplement its Articles of Incorporation without the consent of any holder of Series B Preferred Stock or any holder of Common Stock to cure any ambiguity, defect or inconsistency in this Certificate of Designations that establishes the Series B Preferred Stock.

IN WITNESS WHEREOF, Premier Alliance Group, Inc. has caused this Amended and Restated Certificate of Designation to be signed and attested by the undersigned this 7th day of March 2011.

PREMIER ALLIANCE GOUP, INC.

By:_________________________________
            Mark Elliott, President